   As filed with the Securities and Exchange Commission on June 19, 2001
                                                      Registration No. 333-47376
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -----------

                              AMENDMENT NO. 7
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------

                        MULTILINK TECHNOLOGY CORPORATION
                        (Name of issuer in its charter)
                                  -----------

            California                          3674                          95-4522566
 (State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
  Incorporation or Organization)     Classification Code Number)         Identification Number)

                          300 Atrium Drive, 2nd Floor
                           Somerset, New Jersey 08873
                                 (732) 537-3700
   (Address and telephone number of principal executive offices and principal place of business)

                             Richard N. Nottenburg
                     President and Chief Executive Officer
                          300 Atrium Drive, 2nd Floor
                           Somerset, New Jersey 08873
                                 (732) 537-3700
           (Name, address and telephone number of agent for service)
                                  -----------
                  Copies of all communications to be sent to:

              Mark J. Kelson, Esq.                         William J. Whelan III, Esq.
    Allen Matkins Leck Gamble & Mallory LLP                  Cravath, Swaine & Moore
      1901 Avenue of the Stars, Suite 1800                       Worldwide Plaza
         Los Angeles, California 90067                          825 Eighth Avenue
                 (310) 788-2400                              New York, New York 10019
                                                                  (212) 474-1000

                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
 Title of Each Class of                 Proposed     Proposed Maximum
    Securities to be     Amount to be Maximum Price Aggregate Offering      Amount of
       Registered         Registered   Per Unit(1)     Price(1)(2)     Registration Fee(3)
------------------------------------------------------------------------------------------
Class A Common Stock,
 $0.0001 par value......  9,200,000      $10.00        $92,000,000           $24,288
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) Includes proceeds from the sale of shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(3) Previously paid.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE

   The sole purpose of this Amendment is to file an exhibit to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus and Financial Statements are unchanged and have been omitted.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and The Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee.............. $   39,600
   NASD filing fee..................................................     15,500
   Nasdaq National Market filing fee................................     95,000
   Printing costs...................................................    650,000
   Legal fees and expenses..........................................    750,000
   Accounting fees and expenses.....................................    550,000
   Transfer Agent and Registrar Fees................................     10,000
   Miscellaneous ...................................................     89,900
                                                                     ----------
     Total.......................................................... $2,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Our articles of incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under the California General Corporation Law, a director's liability to a company or its shareholders may not be limited with respect to the following items: (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (2) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (3) any transaction from which a director derived an improper personal benefit, (4) acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the company or its shareholders, (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the company or its shareholders, (6) contracts or transactions between the company and a director within the scope of Section 310 of the California General Corporation Law or (7) improper dividends, loans and guarantees under Section 316 of the California General Corporation Law. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation by a director of the director's fiduciary duty to us or our shareholders.

   Our articles of incorporation also include an authorization for Multilink to indemnify its "agents," as defined in Section 317 of the California General Corporation Law, through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, our bylaws provide for indemnification of our directors, officers and employees. In addition, we may, at our discretion, provide indemnification to persons whom we are not obligated to indemnify.

   Our bylaws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents. We have entered into these indemnity agreements with all of our directors and executive officers. These agreements provide the maximum indemnification permitted by law. These agreements, together with our bylaws and articles of incorporation, may require us, among other things, to (1) indemnify our directors or executive officers, other than for liability resulting from willful misconduct of a culpable nature, (2) advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and (3) obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California General Corporation Law and our bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

   With the approval of our board of directors, we intend to obtain directors' and officers' liability insurance prior to the effectiveness of this offering.

   There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. Moreover, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by our underwriters and by for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

   Each share of our Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder, and will automatically convert upon transfer, except to certain permitted transferees as described in our articles of incorporation.

   Following is a description of all securities that the registrant has issued within the past three years without registering the securities under the Securities Act (adjusted for a 200-for-1 stock split in March 1999 and a 10-for-1 stock split in June 2000):

  . In June 1999, we sold an aggregate of 1,670,000 shares of Series A convertible preferred stock (which convert into 16,700,000 shares of Class A common stock) to Brentwood Venture Capital, and certain of its affiliates, for aggregate cash consideration of $15,030,000 (or $.90 per share of Class A common stock).

  . In June 1999, we issued a warrant to purchase 166,670 shares of Class A common stock at an exercise price of $.30 per share to a private investor as a fee in connection with the Series A preferred stock sale.

  . In June 1999, we issued a warrant to purchase 350,000 shares of Class A common stock at an exercise price of $.30 to our law firm.

  . In September 1999, we sold an aggregate of 41,640 shares of Series A convertible preferred stock (which convert into 416,400 shares of Class A common stock) to certain private investors for aggregate cash consideration of $374,760 (or $.90 per share of Class A common stock).

  . In October 1999, we issued a warrant to Imperial Bank to purchase 163,640 shares of Class A common stock at an exercise price of $.55 per share.

  . In February 2000, we issued a warrant to a partner in our law firm to purchase 100,000 shares of Class A common stock at an exercise price of $1.35 per share.

  . Between March 2000 and May 2000, we sold an aggregate of 1,000,000 shares of Series B convertible preferred stock (which convert into 10,000,000 shares of Class A common stock) to certain private investors for aggregate cash consideration of $40,000,000 (or $4.00 per share of Class A common stock).

  . In May 2000, we issued a warrant to purchase 250,000 shares of Series B convertible preferred stock (which convert into 2,500,000 shares of Class A common stock) to a strategic partner at an exercise price of $40 per share (or $4.00 per share of Class A common stock) in connection with a technology development arrangement.

  . In May 2000, we issued warrants to purchase an aggregate of 250,000 shares of Series B convertible preferred stock (which convert into 2,500,000 shares of Class A common stock) to our Series A preferred shareholders at an exercise price of $40 per share (or $4.00 per share of Class A common stock) pursuant to the terms of an investors' rights agreement.

  . In August 2000, we issued warrants to purchase an aggregate of 33,406 shares of Class A common stock to 3 vendors at an exercise price of $4.00 per share.

  . From July 1998 through June 12, 2001, we granted stock options to purchase an aggregate of 44,352,450 shares of Class A common stock to employees and consultants with aggregate exercise prices ranging from $0.008 to $5.75 per share pursuant to our stock option plans. As of June 12, 2001, 108,583 shares of Class A common stock have been issued upon exercise of options.

   No underwriters were used in connection with these sales and issuances above. We relied upon Section 4(2) of the Securities Act in each of the private placement transactions listed above. We determined, based on information received from the investors, including questionnaires and representations contained in the purchase agreements, that each investor was either an accredited investor or had such knowledge and experience in financial matters such that he or she was capable of evaluating the merits and risks of the investments. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

 Number                              Description
 ------                              -----------
  1.1*  Form of Underwriting Agreement

  3.1* Amended and Restated Articles of Incorporation of the Registrant, as amended

  3.2*  Amended and Restated Bylaws of the Registrant

  4.1*  Specimen Class A Common Stock certificate

  5.1* Opinion of Allen Matkins Leck Gamble & Mallory LLP as to the legality of the shares being registered

  9.1*  Amended and Restated Voting Trust Agreement dated March 8, 1999

 10.1* Form of Indemnification Agreement entered into by the Registrant and each of its directors and officers

 10.2*  1998 Stock Option Plan, as amended

 10.3*  1999 Stock Option Plan, as amended

 Number                                Description
 ------                                -----------
 10.4*   2000 Stock Incentive Plan, as amended

 10.5*   2000 Employee Stock Purchase Plan, as amended

 10.6* Amended and Restated Investors Rights Agreement, dated March 31, 2000, among the Registrant and the shareholders named therein, as amended

 10.7*   Lease dated March 10, 1999, between the Registrant and Spieker
         Properties, L.P., as amended

 10.8* Facilities Use Agreement dated April 5, 1999, between the Registrant and TRW, Inc.

 10.9*   Sublease Agreement dated August 1999, between the Registrant and IMS
         Health Incorporated

 10.10*  Lease Agreement dated November 18, 1999, between the Registrant and
         First Industrial, L.P.

 10.11*  Master Lease Agreement dated September 14, 1999, between the
         Registrant and Imperial Bank Equipment Leasing, a Division of Imperial
         Bank

 10.12+* Supply Agreement dated June 29, 1997, between the Registrant and TRW,
         Inc., as amended

 10.13+* Semiconductor Development Agreement dated May 18, 2000, between the
         Registrant and International Business Machines Corporation

 10.14+* Joint Development Agreement effective as of May 18, 2000, between the
         Registrant and International Business Machines

 10.15+* Development Agreement dated September 1, 1999, by and between the
         Registrant and Tyco Submarine Systems Ltd.

 10.16*  Second Amendment to Lease dated October 12, 2000 between the
         Registrant and Spieker Properties, L.P.

 10.17+ Development and License Agreement dated as of May 25, 2001, by and between the Registrant and ASIP, Inc.

 21.1*   Subsidiaries of the Registrant

 23.1*   Consent of Deloitte & Touche LLP, Independent Accountants

 23.2* Consent of Allen Matkins Leck Gamble & Mallory LLP (contained in the opinion filed as Exhibit 5.1 hereto)

 24.1*   Power of Attorney (See Page II-6)

---------------------
* Previously filed
+ Confidential treatment requested for portions of these exhibits

(b) Financial Statement Schedules.

   All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on the 19th day of June 2001.

                                          MULTILINK TECHNOLOGY CORPORATION

                                               /s/ Richard N. Nottenburg
                                          By: _________________________________
                                                   Richard N. Nottenburg
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 19th day of June 2001.

               Signature                                 Title
               ---------                                 -----

     /s/ Richard N. Nottenburg          President, Chief Executive Officer and
 ______________________________________  Director (Principal Executive
         Richard N. Nottenburg           Officer)

                   *                    Chief Financial Officer (Principal
 ______________________________________  Financial and Accounting Officer),
            Eric M. Pillmore             Senior Vice President and Secretary

                   *                    Executive Vice President and Director
 ______________________________________
              Jens Albers

                   *                    Director
 ______________________________________
           G. Bradford Jones

                   *                    Director
 ______________________________________
              John Walecka

                   *                    Director
 ______________________________________
            Stephen Forrest

                   *                    Director
 ______________________________________
            Edward J. Zander

     /s/ Richard N. Nottenburg
 * ____________________________________
            Attorney-in-fact

                                 EXHIBIT INDEX

 Number                                Description
 ------                                -----------
  1.1*   Form of Underwriting Agreement

  3.1* Amended and Restated Articles of Incorporation of the Registrant, as amended

  3.2*   Amended and Restated Bylaws of the Registrant

  4.1*   Specimen Class A Common Stock certificate

  5.1* Opinion of Allen Matkins Leck Gamble & Mallory LLP as to the legality of the shares being registered

  9.1*   Amended and Restated Voting Trust Agreement dated March 8, 1999

 10.1* Form of Indemnification Agreement entered into by the Registrant and each of its directors and officers

 10.2*   1998 Stock Option Plan, as amended

 10.3*   1999 Stock Option Plan, as amended

 10.4*   2000 Stock Incentive Plan, as amended

 10.5*   2000 Employee Stock Purchase Plan, as amended

 10.6* Amended and Restated Investors Rights Agreement, dated March 31, 2000, among the Registrant and the shareholders named therein, as amended

 10.7*   Lease dated March 10, 1999, between the Registrant and Spieker
         Properties, L.P., as amended

 10.8* Facilities Use Agreement dated April 5, 1999, between the Registrant and TRW, Inc.

 10.9*   Sublease Agreement dated August 1999, between the Registrant and IMS
         Health Incorporated

 10.10*  Lease Agreement dated November 18, 1999, between the Registrant and
         First Industrial, L.P.

 10.11*  Master Lease Agreement dated September 14, 1999, between the
         Registrant and Imperial Bank Equipment Leasing, a Division of Imperial
         Bank

 10.12+* Supply Agreement dated June 29, 1997, between the Registrant and TRW,
         Inc., as amended

 10.13+* Semiconductor Development Agreement dated May 18, 2000, between the
         Registrant and International Business Machines Corporation

 10.14+* Joint Development Agreement effective as of May 18, 2000, between the
         Registrant and International Business Machines

 10.15+* Development Agreement dated September 1, 1999, by and between the
         Registrant and Tyco Submarine Systems Ltd.

 10.16*  Second Amendment to Lease dated October 12, 2000 by and between the
         Registrant and Spieker Properties L.P

 10.17+ Development and License Agreement dated as of May 25, 2001, by and between the Registrant and ASIP, Inc.

 21.1*   Subsidiaries of the Registrant

 23.1*   Consent of Deloitte & Touche LLP, Independent Accountants

 23.2* Consent of Allen Matkins Leck Gamble & Mallory LLP (contained in the opinion filed as Exhibit 5.1 hereto)

 24.1*   Power of Attorney (See Page II-6)

---------------------
 * Previously filed
+  Confidential treatment requested for portions of these exhibits